UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                 SEC FILE NUMBER
                                                                  000-28065
                           NOTIFICATION OF LATE FILING
                                                                 CUSIP NUMBER

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(Check One): [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
             [ ] Form N-SAR

                         For Period Ended:       June 30, 2002
                                           ------------------------

                         [ ] Transition Report on Form 10-K
                         [ ] Transition Report on Form 20-F
                         [ ] Transition Report on Form 11-K
                         [ ] Transition Report on Form 10-Q
                         [ ] Transition Report on Form N-SAR

                         For the Transition Period Ended____________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ISNI.NET, INC.
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Full Name of Registrant

HAWKEYE CORP., INTERNET SERVICE NETWORK, INC.
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Former Name if Applicable


204 East McKenzie Street, Unit D
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Address of Principal Executive Office (Street and Number)


Punta Gorda, Florida 33950
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City, State and Zip Code


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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   [X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [X]   (b) The subject annual report, on Form 10-K, will be filed on or before the fifteenth calendar day following the prescribed due date; and

   [ ]   (c) The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (See attached Schedule)


     Registrant has recently changed auditors and thus is awaiting the certified financial report for the fiscal year ended June 30, 2002 from its auditors.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Ray Bolouri                  (941)                 575-7878
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       (Name)                       (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)

                [X] Yes         No  [ ]

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

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                [ ] Yes    No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                ISNI.NET, INC.
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                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    September 27, 2002            By: /s/ Ray Bolouri
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                                      Ray Bolouri
                                      ISNI.NET, INC. Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).